SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only
(as permitted by Rule 14a-6(e)(2)

☒    Definitive proxy statement

☐    Definitive additional materials

☐    Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

HARBOR GLOBAL COMPANY LTD.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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HARBOR GLOBAL COMPANY LTD.
One Faneuil Hall Marketplace
Boston, Massachusetts 02109

September 19, 2002

Notice of Annual General Meeting of Shareholders
to be Held Tuesday, October 22, 2002

To our shareholders:

You are cordially invited to attend the Annual General Meeting of Shareholders (the “Annual Meeting”) of Harbor Global Company Ltd. (the “Company” or “Harbor Global”) on Tuesday, October 22, 2002, at 11:00 a.m., Bermuda time, at Conyers Dill & Pearman, Richmond House—Conference Suites—2nd floor, 12 Par-la-Ville Road, Hamilton HM 08, Bermuda, for the following purposes, which are more fully described in the accompanying Proxy Statement:

1. To appoint Deloitte & Touche LLP as independent auditor for the Company for the fiscal year ending December 31, 2002 at a fee to be agreed to by the Company’s Audit Committee; and

2. To transact any and all other business that may properly come before the Annual Meeting or any adjournment thereof.

Shareholders of record at the close of business on September 4, 2002 will be entitled to vote at the Annual Meeting, whether in person or by proxy.

It is important that a majority of the outstanding shares be represented at the Annual Meeting in person or by proxy. Therefore, regardless of the number of shares you own, you are requested to complete, date and sign the enclosed proxy card and return it promptly in the envelope provided in order that you will be represented, whether or not you expect to attend in person. If you attend the Annual Meeting, you may vote in person if you desire to do so, even if you have returned a proxy card.

The financial statements for the fiscal year ended December 31, 2001, and the auditor’s report thereon, shall be laid before the Annual Meeting in accordance with Section 84 of the Companies Act of 1981 of Bermuda. No vote or other action of the shareholders is required with respect to such financial statements.

By order of the Board of Directors,
John H. Valentine
Chairman of the Board

PROXY STATEMENT

ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON TUESDAY, OCTOBER 22, 2002

We are furnishing this proxy statement to shareholders of record of the Company in connection with the solicitation of proxies for use at the Annual Meeting to be held on Tuesday, October 22, 2002, at 11:00 a.m., Bermuda time, at Conyers Dill & Pearman, Richmond House—Conference Suites—2nd floor, 12 Par-la-Ville Road, Hamilton HM 08, Bermuda, and at any adjournments thereof, for the purposes set forth in the foregoing Notice of Annual General Meeting of Shareholders. The Notice of Annual General Meeting of Shareholders, this proxy statement and the enclosed form of proxy are first being mailed to shareholders on or about September 19, 2002.

Voting Securities, Quorum and Vote Required

Only holders of record of common shares, par value $.0025 per share, of the Company (“Common Shares”) as of the close of business on September 4, 2002 (the “Record Date”) are entitled to receive notice of and to vote at the Annual Meeting. On the Record Date, there were 5,649,311 Common Shares outstanding, constituting all of the outstanding voting securities of the Company. Shareholders are entitled to one vote for each Common Share held as of the Record Date.

A quorum of shareholders is necessary to hold a valid annual general meeting. A quorum will exist at the Annual Meeting if the holders of record as of the Record Date of a majority of the Common Shares outstanding as of the Record Date are present in person or represented by proxy at the Annual Meeting. Shares held as of the Record Date by holders who are present in person or represented by proxy at the Annual Meeting, but who have abstained from voting or not voted with respect to some or all of such shares on any proposal to be voted on at the Annual Meeting, and shares represented by broker “non-votes” will be counted as present for purposes of establishing a quorum.

Approval of the proposal presented to the shareholders at the Annual Meeting requires the affirmative vote of a majority of the votes cast by the shareholders present in person or represented by proxy at the Annual Meeting. Shares represented by proxies which are marked “ABSTAIN” and shares represented by broker “non-votes” will not be considered votes cast and, thus, will have no effect on the outcome of the vote as to the proposal.

Proxies

Voting Your Proxy

You may vote in person at the annual meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

If you sign and return your proxy card to us in time for it to be voted at the Annual Meeting, Stephen G. Kasnet or Donald H. Hunter, each of whom is an executive officer of the Company, will vote your shares as you have directed on the proxy card. If you sign and timely return your proxy card but do not indicate how your shares are to be voted with respect to any of the proposals to be voted on at the Annual Meeting, your shares will be voted FOR such proposal(s).

The Board of Directors knows of no matters, other than Proposal No. 1 as set forth in the accompanying Notice of Annual General Meeting of Shareholders, to be presented at the Annual Meeting. If any other matter is properly presented at the Annual Meeting upon which a vote may properly be taken, shares represented by duly executed and timely returned proxy cards will be voted on any such matter in accordance with the judgment of the named proxies.

How to Vote by Proxy

You may vote by proxy by completing, signing, dating and returning your proxy card in the enclosed envelope. If you hold your shares through a broker or other custodian, you should check the voting form used by that firm to see if it offers telephone or Internet voting.

Revoking Your Proxy

You may revoke your proxy before it is voted at the Annual Meeting by:

•	sending in a new proxy with a later date;

•	notifying the Secretary of the Company in writing before the Annual Meeting that you have revoked your proxy; or

•	voting in person at the Annual Meeting.

Voting in Person

If you plan to attend the Annual Meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your shares are held in the name of your broker, bank or other nominee, you must bring a proxy from your nominee authorizing you to vote your “street name” shares held as of the Record Date.

Proxy Solicitation

This solicitation is made on behalf of our Board of Directors, and we will bear the costs of the solicitation. Proxies may be solicited by telephone, telegraph, fax or personal interview by the Directors, officers and employees of the Company and its affiliates, who will not receive additional compensation for the solicitation. We will also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to shareholders.

PROPOSAL NO. 1

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

The Audit Committee recommended that the Board of Directors recommend, and the Board of Directors has recommended, Deloitte & Touche LLP (“Deloitte & Touche”) as the Company’s independent auditor for the fiscal year ending December 31, 2002. The Board of Directors recommends that the shareholders appoint Deloitte & Touche as the Company’s independent auditor for the fiscal year ending December 31, 2002 at the Annual Meeting. If the shareholders do not appoint Deloitte & Touche as the Company’s independent auditor for fiscal year ending December 31, 2002, Deloitte & Touche as independent auditor in office shall continue in office until a successor is appointed. In addition, the Board of Directors recommends that the shareholders delegate to the Audit Committee the authority to fix the auditor’s fee for the fiscal year ending December 31, 2002.

Prior to the distribution on October 24, 2000 by The Pioneer Group, Inc. (“Pioneer Group”) of all of the then issued and outstanding common shares of Harbor Global to Pioneer Group stockholders (the “Spin-off”), Harbor Global was a wholly owned subsidiary of Pioneer Group, and Arthur Andersen LLP (“Arthur Andersen”) served as auditor for both Pioneer Group and Harbor Global. Prior to the Spin-off, on October 23, 2000, Pioneer Group, as the sole shareholder of Harbor Global, voted by written consent to engage Deloitte & Touche to serve as the Company’s auditor effective as of the Spin-off. Harbor Global’s Board of Directors approved the engagement of Deloitte & Touche by unanimous written consent dated as of October 23, 2000. The decision to change auditors was made in connection with Harbor Global’s status as an independent company following the Spin-off.

The report of Arthur Andersen on the Company’s financial statements for the year ended December 31, 1999 does not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. For the year ended December 31, 1999 and through the Spin-off date, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which if not resolved to the satisfaction of Arthur Andersen would have caused it to make reference to the subject matter of the disagreement in any of its reports.

As required by securities laws, the Company filed a Current Report on Form 8-K, dated October 26, 2000, with the Securities and Exchange Commission announcing the change in auditors. A letter from Arthur Andersen, dated October 26, 2000, stating that they agreed with the disclosures in the Form 8-K regarding the change of auditors was filed as Exhibit 16.1 to such Current Report on Form 8-K.

Deloitte & Touche has audited the Company’s consolidated financial statements since the Spin-off. It is anticipated that one or more representatives of Deloitte & Touche will be present at the Annual Meeting with an opportunity to make a statement, if desired, and will be available to answer appropriate questions from shareholders who are present.

Previous Audit Fees

Previous audit fees billed or expected to be billed to the Company by Deloitte & Touche for the audit of the Company’s financial statements for the fiscal year ended December 31, 2001 and for reviews of the Company’s financial statements included in the Company’s quarterly reports on Form 10-Q for such fiscal year total approximately $325,000.

Financial Information Systems Design and Implementation Fees

There were no services provided by Deloitte & Touche to the Company for the design and implementation of financial information systems during the last fiscal year.

All Other Fees

There were no additional fees billed by Deloitte & Touche to the Company for non-audit services.

The Board of Directors recommends a vote FOR Proposal No. 1 to appoint Deloitte & Touche as the Company’s independent auditor for the fiscal year ending December 31, 2002 at a fee to be agreed to by the Company’s Audit Committee.

BOARD OF DIRECTORS AND ITS COMMITTEE

Directors serving until the annual meeting in 2005.

John F. Cogan, Jr. Age 76
JOHN F. COGAN, JR. has been a Director of Harbor Global since October 2001. Mr. Cogan is Deputy Chairman and Director of Pioneer Global Asset Management S.p.A. He is also Chairman of the Board and a Director of Pioneer Investment Management USA Inc. and a Director of Pioneer Investment Management, Inc. and Pioneer Alternative Investments Limited. Mr. Cogan has been a Director of PIOGLOBAL Investment Fund since 1995. From 1963 to October 24, 2000, he was President, Chief Executive Officer and a Director of Pioneer Group. From 1978 to 1980, he was Chairman of the Investment Company Institute (“ICI”) and is currently a member of the Board of Governors of the ICI. From 1983 to 1986, Mr. Cogan was a member of the Board of Governors of the National Association of Securities Dealers, Inc. and was a member of its Legal Advisory Board from 1988 through 1994. From 1987 to 1994, he was Chairman of ICI Mutual Insurance Company and currently is a Director of that company. Mr. Cogan is Of Counsel at Hale and Dorr LLP, Boston, Massachusetts.

John D. Curtin Jr. Age 69
JOHN D. CURTIN JR. has been a Director of Harbor Global since June 2000. Mr. Curtin served as a Director of Pioneer Group from February 2000 to October 2000. From 1995 to 1998, Mr. Curtin was the Chairman, President and Chief Executive Officer of Aearo Corporation, a provider of personal safety equipment. Prior to 1995, Mr. Curtin was Executive Vice President and Chief Financial Officer of Cabot Corporation, a global specialty chemicals and materials company. Mr. Curtin currently serves as a Director of Aearo Corporation.

W. Reid Sanders. Age 53
W. REID SANDERS has been a Director of Harbor Global since June 2000. Mr. Sanders served as a Director of Pioneer Group from February 2000 to October 2000. He is currently a Director of TBA Entertainment Corporation, a strategic communications and entertainment company, and a member of the Advisory Board of SSM Venture Partners, a series of venture capital limited partnerships. Until retiring in 1999, Mr. Sanders was President of the Longleaf Partners Mutual Funds, which he co-founded in 1987, and a Director and Executive Vice President of Southeastern Asset Management, Inc., an investment management firm that he co-founded in 1975. In addition, Mr. Sanders serves as a Trustee of The Hugo Dixon Foundation and Rhodes College, Trustee and member of the Executive Committee of the Dixon Gallery and Gardens, and Vice Chairman and member of the Board of Trustees of the Hutchinson School.

John H. Valentine Age 78
JOHN H. VALENTINE has been a Director of Harbor Global since June 2000. Mr. Valentine served as a Director of Pioneer Group from 1985 to October 2000. Mr. Valentine is the Vice Chairman of the Board of Directors and Treasurer of Boston Medical Center and serves as the Chairman of the Board of Directors of Cypress Hill Associates, an outpatient addiction treatment facility. He is also Director of Entrepreneurial Management at Boston University Health Policy Institute. From 1980 to 1990, Mr. Valentine was a consultant to T.A. Associates, a manager of venture capital. From 1972 to 1975, Mr. Valentine was a partner of Tucker Anthony & R.L. Day, a member of the New York Stock Exchange. Mr. Valentine also serves as a Director of Visualization Technology, Inc., is a member of the Advisory Committees of the Hurricane Island Outward Bound School and the Thompson Island Outward Bound Education Center and was a Trustee of both institutions.

During 2001, the Board of Directors of the Company held 6 regular meetings and acted by unanimous written consent on 4 occasions.

The Board of Directors has designated one standing committee, the Audit Committee, consisting of Messrs. Curtin, Sanders and Valentine, each of whom is independent under the listing standards of the National Association of Securities Dealers, Inc. The Audit Committee held 6 regular meetings during 2001. The Audit Committee is responsible for: (1) serving as an independent and objective party to monitor the Company’s financial reporting process and internal control system; (2) reviewing and assessing audit efforts of the Company’s independent auditor and any internal auditing initiatives; and (3) providing an avenue for open communication among the Company’s independent auditor, financial and senior management, and the Board of Directors. The responsibilities and authority of the Audit Committee are described in detail in the Audit Committee Charter, which has been adopted by the Board of Directors. The report of the Audit Committee in respect of fiscal year 2001 is included elsewhere in this proxy statement.

The Company does not have a Compensation Committee or other Board committee performing similar functions. All decisions regarding compensation are made by the Company’s Board of Directors.

DIRECTOR COMPENSATION

Each Harbor Global Director is entitled to receive $20,000 annually as compensation for serving on the Company’s Board of Directors. This annual compensation assumes the Board of Directors will meet four times annually and that each Director attends all four meetings. If the Board of Directors meets fewer than or more than four times annually, or a Director is unable to attend a meeting, each Director shall be paid $5,000 per meeting attended. In addition, the Company’s Directors are entitled to be reimbursed for out of pocket expenses incurred in connection with attendance at any meeting of the Board of Directors or any committee meeting of the Board of Directors. Each of the Company’s Directors, except for Mr. Cogan, was paid $30,000 in Director’s fees in 2001. Mr. Cogan was paid $5,000 in Director’s fees in 2001.

On November 2, 2000, the Company’s Board of Directors approved the adoption of the Harbor Global Company Ltd. Non-employee Director Share Plan in accordance with the approval obtained from Pioneer Group, the Company’s sole shareholder, on October 23, 2000. Pursuant to the plan, on each anniversary of October 24, 2000, each Director of the Company who is not an employee will be granted 1,500 Common Shares in consideration of each non-employee Director’s future services as a Director. The plan became effective upon adoption by the Board and will terminate upon the earlier of (i) October 24, 2005, (ii) the grant of all of the Common Shares reserved for issuance under the plan, or (iii) the termination of the plan by the Board in accordance with the terms of the plan. 6,000 Common Shares were granted under this plan during fiscal year 2001.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

The following table sets forth information concerning the individuals who are executive officers of Harbor Global. Each individual has been elected to the office indicated and serves at the discretion of the Harbor Global Board of Directors.

Name	Age	Position
Stephen G. Kasnet	57	President and Chief Executive Officer
Donald H. Hunter	45	Chief Operating Officer and Chief Financial Officer
Catherine V. Mannick	47	Senior Vice President and General Counsel

STEPHEN G. KASNET has been the President and Chief Executive Office of Harbor Global since June 2000 and has been President of PREA, L.L.C. since 1996. From 1998 to 2000, Mr. Kasnet was Executive Vice President of Pioneer Group and the President of Pioneer Global Investments, a division of Pioneer Group. From 1995 to 1998, Mr. Kasnet was a Vice President of Pioneer Group. From 1998 to May 2002, Mr. Kasnet served as Director of Forest-Starma. Mr. Kasnet currently serves as a Director of PIOGLOBAL Asset Management (formerly, Pioneer First Management Company), PIOGLOBAL Investment Fund, PIOGlobal Corporation, and Pioglobal First Russia, Inc. He is also President of Pioglobal Omega, L.L.C., PIOGlobal Corporation and Pioglobal First Russia, Inc. Mr. Kasnet has been a Director of Rubicon Limited since 2001 and a Director of FTD, Inc. since 2002. In addition, Mr. Kasnet currently serves as Chairman of the Board of Directors of Warren Bancorp and Warren Five Cents Savings Bank. Since June 2000, Mr. Kasnet has served as President and Chief Executive Officer of Calypso Management LLC (“Calypso Management”).

DONALD H. HUNTER has been Chief Operating Officer and Chief Financial Officer of Harbor Global since June 2000. From 1998 to 2000, Mr. Hunter was the Senior Vice President and Chief Operating Officer of Pioneer Global Investments, a division of Pioneer Group. From 1992 to 1998, Mr. Hunter was the Manager of International Finance at Pioneer Group. Prior to 1992, Mr. Hunter served in various finance roles at Pioneer Group and General Electric Company. From 2000 to May 2002, Mr. Hunter served as Director of Forest-Starma. Mr. Hunter currently serves as a Director of PIOGLOBAL Investment Fund, PIOGlobal Corporation and Pioglobal First Russia, Inc. He also is Vice President and Treasurer of Pioglobal Omega, L.L.C., PIOGlobal Corporation, Pioglobal First Russia, Inc. and PREA, L.L.C. Since June 2000, Mr. Hunter has served as Chief Operating Officer, Chief Financial Officer and Treasurer of Calypso Management.

CATHERINE V. MANNICK has been Senior Vice President and General Counsel of Harbor Global since July 2000. From 1996 to 2000, Ms. Mannick served as Assistant General Counsel of Pioneer Group, during which time she oversaw Pioneer Group’s Russian legal matters. From 1998 to 2000 she was a Vice President of Pioneer Group. From 1991 to 1996, Ms. Mannick was Of Counsel at Hale and Dorr LLP in the firm’s corporate department. Ms. Mannick currently is Secretary of Pioglobal Omega, L.L.C., PIOGlobal Corporation, Pioglobal First Russia, Inc. and PREA, L.L.C. She serves as a director of PIOGLOBAL Investment Fund. Since June 2000, Ms. Mannick has served as Secretary of Calypso Management and, since October 2000, she has served as Executive Vice President of Calypso Management.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents the number of Common Shares beneficially owned as of August 27, 2002 unless otherwise indicated, by:

•	each person or entity known by Harbor Global to own more than five percent of its issued and outstanding Common Shares;

•	each Director of Harbor Global;

•	each executive officer of Harbor Global; and

•	all Directors and officers of Harbor Global as a group.

Unless otherwise indicated, each person or entity has sole voting and investment power with respect to the shares listed opposite such person’s or entity’s name. Unless otherwise indicated, the percentages set forth below are based upon a total of 5,649,311 Common Shares outstanding as of August 27, 2002.

Beneficial Owner	Number of Shares		Percent of Outstanding Shares
John F. Cogan, Jr.+ Pioneer Investment Management USA Inc. 60 State Street Boston, MA 02109	797,999	(1)	14.13%

S. Muoio & Co. LLC 509 Madison Avenue, Suite 406 New York, NY 10022	700,520	(2)	12.40%

Gabelli Funds, LLC One Corporate Center Rye, NY 10580	571,570	(3)	10.12%

Deutsche Bank AG Taunusanlage 12, D-60325 Frankfurt on Main, Germany	522,453	(4)	9.25%

Citigroup Inc. 425 Park Avenue New York, NY 10043	371,098	(5)	6.57%

Tudor Proprietary Trading, L.L.C. 1275 King Street Greenwich, CT 06831	320,540	(6)	5.67%

Perry Corp. 599 Lexington Avenue New York, NY 10022	304,209	(7)	5.38%

W. Reid Sanders+	31,500		*

John H. Valentine+	12,100		*

John D. Curtin Jr.+	11,500		*

Stephen G. Kasnet+	33,353		*

Donald H. Hunter+	1,051		*

Catherine V. Mannick+	377		*

All Directors and officers of Harbor Global as a group (7 persons)	887,880		15.72%

*	Denotes ownership of less than 1% of outstanding Common Shares of Harbor Global Common Stock.
+	Denotes a Director or executive officer of Harbor Global.

(1)
Consists of 699,131 Common Shares with respect to which Mr. Cogan exercises sole voting and investment power and 98,868 Common Shares with respect to which Mr. Cogan exercises shared voting and investment power. This information is based solely on information provided by John F. Cogan, Jr. in Amendment No. 1 to Schedule 13D/A, dated December 8, 2000, and filed with the Securities and Exchange Commission on December 8, 2000, as well as Form 4, dated October 31, 2001, and filed with the Securities and Exchange Commission on November 7, 2001.

(2)
Consists of 474,780 Common Shares over which S. Muoio & Co. LLC exercises shared voting and investment power and 225,740 Common Shares over which S. Muoio & Co. LLC exercises sole voting and investment power. The foregoing is based solely on information provided by the shareholder in Amendment No. 3 to Schedule 13G/A, dated February 14, 2002, and filed with the Securities and Exchange Commission on February 14, 2002.

(3)
Consists of Common Shares held by a variety of investment advisory and investment company clients, over which shares GAMCO Investors, Inc., Gabelli Funds, LLC, Gabelli Asset Management, Inc. or one of their affiliates exercises sole voting and investment power. This information is based solely on information provided by Gabelli Funds, LLC in Schedule 13D, dated November 3, 2000, and filed with the Securities and Exchange Commission on November 3, 2000.

(4)
Consists of Common Shares over which Deutsche Bank AG exercises sole voting and investment power. The foregoing is based solely on information provided by the shareholder in Schedule 13G, dated February 7, 2002, and filed with the Securities and Exchange Commission on February 7, 2002.

(5)
Consists of Common Shares which Citigroup Inc. (“Citigroup”) indirectly beneficially owns, through its holding company structure representing: (i) 350,098 Common Shares beneficially owned by Salomon Brothers Holding Company Inc (“Salomon”) over which Salomon, Salomon Smith Barney Holdings Inc. (“SSB Holdings”) and Citigroup exercise shared voting and investment power; (ii) 6,000 Common Shares beneficially owned by a subsidiary of SSB Holdings over which SSB Holdings and Citigroup exercise shared voting and investment power; and (iii) 15,000 Common Shares beneficially owned by another subsidiary of Citigroup over which Citigroup exercises shared voting and investment power.

(6)
Consists of Common Shares over which Tudor Proprietary Trading, L.L.C. exercises shared voting and investment power with Paul Tudor Jones, II. Because Mr. Jones is the indirect controlling equity holder of Tudor Proprietary Trading, L.L.C., Mr. Jones may be deemed to beneficially own the shares. Mr. Jones disclaims such beneficial ownership. The foregoing is based solely on information provided by the shareholder in Amendment No. 1 to Schedule 13G/A, dated February 1, 2002, and filed with the Securities and Exchange Commission on February 5, 2002.

(7)
Consists of Common Shares over which Perry Corp. exercises sole voting and investment power. The foregoing is based solely on information provided by the shareholder in Amendment No. 2 to Schedule 13G/A, dated February 14, 2002, and filed with the Securities and Exchange Commission on February 14, 2002.

EXECUTIVE COMPENSATION

Although Mr. Kasnet, Mr. Hunter and Ms. Mannick are executive officers of Harbor Global, Harbor Global does not directly pay compensation to these individuals. Instead, the administration and liquidation agreement between Harbor Global and Calypso Management provides that Harbor Global will pay the operating expenses of Calypso Management, including compensation of Mr. Kasnet, Mr. Hunter and Ms. Mannick.

The following table sets forth information regarding compensation earned by the Chief Executive Officer and other executive officers of the Company during fiscal year 2001 and 2000. Although Mr. Kasnet, Mr. Hunter and Ms. Mannick became executive officers of Harbor Global beginning in June 2000, June 2000 and July 2000, respectively, they were also employees of Pioneer Group through October 24, 2000 and thus were compensated by Pioneer Group through October 24, 2000. Therefore, the information set forth below includes compensation earned by the listed individuals as employees of Pioneer Group from January 1, 2000 through October 24, 2000 and as employees of Calypso Management from October 25, 2000 through December 31, 2001. The information set forth below includes compensation earned by the listed individuals as employees of Pioneer Group from January 1, 2000 through October 24, 2000 and as employees of Calypso Management from October 25, 2000 through December 31, 2001.

	Annual Compensation			Long Term Compensation (3)
Name and Principal Position	Fiscal Year	Salary ($) (1)	Bonus ($) (2)	Restricted Stock Awards ($)	Securities Underlying Options (#)	All Other Compensation (4)
Stephen G. Kasnet President, Chief Executive Officer	2001 2000	325,000 308,589	325,000 495,000	— 61,861	— —	76,978 245,301
Donald H. Hunter Chief Operating Officer, Chief Financial Officer	2001 2000	250,000 233,027	250,000 375,000	— 37,291	— —	26,290 744,100
Catherine V. Mannick Senior Vice President, General Counsel	2001 2000	185,000 170,585	42,000 30,000	— 10,102	— —	22,224 225,343

(1)	Fiscal year 2000 includes $63,000, $48,527 and $32,885 paid to Mr. Kasnet, Mr. Hunter and Ms. Mannick, respectively, by Harbor Global through Calypso Management since October 24, 2000.
(2)
Fiscal year 2000 includes $195,000, $175,000 and $30,000 paid to Mr. Kasnet, Mr. Hunter and Ms. Mannick, respectively, by Harbor Global through Calypso Management as amounts earned under a bonus plan for the Company’s officers enabling Mr. Kasnet and Mr. Hunter to receive annual bonus payments up to 100% of their respective salaries and Ms. Mannick to receive annual bonus payments up to 50% of her salary based upon the achievement of performance goals that are established by the Harbor Global Board of Directors. The 2001 and 2000 plans were reviewed and approved by the Board of Directors.

(3)
All restricted stock awards represent shares of Pioneer Group common stock. Dollar values of 2000 restricted stock awards are based on the closing market price of Pioneer Group common stock on the date of grant. In connection with the merger of UniCredito and Pioneer Group, all restricted stock granted by Pioneer Group became fully vested prior to the consummation of the merger, and on October 24, 2000, each issued and outstanding share of Pioneer Group common stock converted into the right to receive a cash payment of $43.50 per share, and each outstanding option converted into the right to receive a cash payment equal to the excess of $43.50 over the per share exercise price of such option.

(4)
Fiscal year 2001 includes contributions made by Calypso Management under its 401(K) plan and qualified benefit plans for the benefit of Mr. Kasnet, Mr. Hunter, and Ms. Mannick in the amounts of $9,251, $8,657 and $8,175, respectively. Additionally, payments of $62,360, $17,633 and $14,049 were paid to Mr. Kasnet, Mr. Hunter, and Ms. Mannick, respectively, as supplemental pension payments by Calypso Management. Includes $5,367 paid to Mr. Kasnet for life insurance coverage. Fiscal year 2000 includes cash payments of $205,000, $716,651 and $205,923 to Mr. Kasnet, Mr. Hunter and Ms. Mannick, respectively, paid by

Pioneer Group pursuant to agreements entered into with Pioneer Group, which provided for such payments upon the termination of employment with Pioneer Group. Fiscal year 2000 also includes contributions made by Pioneer Group under its 401(k) and qualified benefit plans for the benefit of Mr. Kasnet, Mr. Hunter, and Ms. Mannick in the amounts of $15,126, $9,948 and $11,199, respectively, and contributions made by Calypso Management under its 401(k) plan since October 24, 2000 for the benefit of Mr. Kasnet and Mr. Hunter in the amounts of $2,500 and $1,925, respectively. Includes $17,308, $15,576, and $8,221 of vacation pay paid to Mr. Kasnet, Mr. Hunter and Ms. Mannick, respectively, upon termination of their employment with Pioneer Group. Includes $5,367 paid to Mr. Kasnet for life insurance coverage.

During fiscal year 2000, Mr. Kasnet exercised options to purchase 142,500 shares of Pioneer Group common stock for an aggregate realized value of $6,228,832.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s Directors, officers and shareholders who own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely upon a review of Forms 3, 4 and 5 (and amendments thereto) furnished to the Company during or in respect of the fiscal year ended December 31, 2001, the Company is not aware of any Director, executive officer or beneficial owner of more than 10% of the outstanding Common Shares who or which has not timely filed reports required by Section 16(a) of the Exchange Act in respect of fiscal year 2001.

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the following Audit Committee Report shall not be incorporated by reference into any such filings and shall not otherwise be deemed to be filed under such Acts.

The Audit Committee of the Harbor Global Company Ltd. Board of Directors (the “Committee”) is composed of three non-employee Directors and operates under a written charter adopted by the Board of Directors. The members of the Audit Committee are John D. Curtin Jr. (Chairman), John H. Valentine and W. Reid Sanders.

The primary function of the Committee is to assist the Board of Directors in fulfilling its oversight responsibilities regarding financial matters. The Committee’s primary duties and responsibilities are to:

•	serve as an independent and objective party to monitor the Company’s financial reporting process and internal control system;

•	review and assess audit efforts of the Company’s independent auditors and any internal auditing initiatives; and

•	provide an avenue of open communication among the Company’s independent auditors, financial and senior management, and Board of Directors.

In this context, the Committee has reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2001 with the Company’s management. The Committee has discussed with Deloitte & Touche LLP, the Company’s independent auditor, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

Deloitte & Touche LLP has provided to the Committee the written disclosure required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee has discussed the independence of Deloitte and Touche LLP with that firm.

Based upon Committee’s discussion with management and the independent accountants and the Committee’s review of the representation of management and the report of the independent accountants to the Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

John D. Curtin Jr. (Chairman)
John H. Valentine
W. Reid Sanders

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On August 7, 2000, Harbor Global entered into an administration and liquidation agreement with Calypso Management pursuant to which Calypso Management will manage the liquidation of Harbor Global and operate Harbor Global’s assets pending their liquidation. Calypso Management is owned and operated by Mr. Kasnet and Mr. Hunter. Mr. Kasnet is the President and Chief Executive Officer and Mr. Hunter is the Chief Operating Officer and Chief Financial Officer of Calypso Management. Calypso Management performs its services pursuant to operating plans and budgets approved by the Harbor Global Board of Directors in accordance with the administration and liquidation agreement. In addition, key employees of Calypso Management perform their services as officers of Harbor Global under the supervision of the Harbor Global Board of Directors.

The administration and liquidation agreement provides that Harbor Global pays all of the operating expenses of Calypso Management incurred in connection with the provision of services to Harbor Global. These operating expenses include annual salaries for Mr. Kasnet and Mr. Hunter of $325,000 and $250,000, respectively, plus annual bonuses of up to 100% of such base salary, depending upon the achievement of performance goals established by the Harbor Global Board of Directors. The operating expenses also include the compensation of Ms. Mannick and other employees of Calypso Management. Calypso Management provides the services of Mr. Kasnet, Mr. Hunter and Ms. Mannick and other employees to act as officers and employees of Harbor Global. The operating expenses of Calypso Management, which Harbor Global is responsible to reimburse, were approximately $2,666,000 and $853,000 for 2001 and 2000, respectively.

The provision of services to Harbor Global by Calypso Management, Mr. Kasnet and Mr. Hunter is exclusive, and Calypso Management, Mr. Kasnet and Mr. Hunter do not render services to other persons or entities without the prior written consent of the Harbor Global Board of Directors. As part of the administration and liquidation agreement, Calypso Management has agreed to customary confidentiality and non-competition covenants with respect to Harbor Global.

Harbor Global’s business objective is to liquidate its assets in a timely fashion. Under the administration and liquidation agreement, as compensation for its provision of services to Harbor Global, Calypso Management will receive a portion of the net proceeds ultimately distributed from the sale, exchange or other disposition of Harbor Global’s assets, generally according to the following schedule:

•	with respect to the first $36 million in net proceeds to be distributed, Calypso Management shall receive a payment equal to 10% of such net proceeds;

•	with respect to the next $72 million in net proceeds to be distributed, Calypso Management shall receive a payment equal to 7.5% of such net proceeds; and

•	with respect to any additional net proceeds to be distributed, Calypso Management shall receive a payment equal to 10% of such net proceeds.

Except for approximately $5.4 million, less closing costs and related expenses, which Harbor Global is able to retain as a result of transactions involving the Pioneer Polish Real Estate Fund described below, for purposes of the compensation described above, net proceeds do not include any unexpended portion of the $19.1 million contributed by Pioneer Group to Harbor Global.

On August 1, 2001, Harbor Global’s Board of Directors allocated approximately $14.5 million of the net proceeds received from the sale of assets, earned interest and settlement of receivables to be distributed to shareholders and paid to Calypso Management pursuant to the administration and liquidation agreement. 10% of this amount, or approximately $1.45 million, was allocated as payable to Calypso Management under the administration and liquidation agreement on October 24, 2002, the second anniversary of the Spin-off, and the balance was distributed to Harbor Global shareholders by a dividend of approximately $2.31 per share paid on November 15, 2001. The allocation of $14.5 million included net proceeds from the following transactions:

•
In April 2001, Harbor Global’s wholly owned subsidiary, PREA, L.L.C., purchased for an aggregate purchase price of $1.59 million all of the shares of the Pioneer Polish Real Estate Fund held by the Fund’s unaffiliated investors. This transaction had the effect of releasing Harbor Global from its indirect obligation to fulfill a capital commitment of approximately $5.4 million to the Fund. Pursuant to Amendment 2 dated as of February 1, 2001 to the administration and liquidation agreement, the definition of net proceeds was amended to include the amount that otherwise would have been expended by Harbor Global to satisfy such capital commitment.

•	In May 2001, Harbor Global’s wholly owned subsidiary, Harbor Far East Exploration, L.L.C., closed the sale of its Russian gold exploration business for an aggregate purchase price of $8.5 million.

Subsequent to the allocation of the foregoing distribution, in May 2002, Harbor Global’s wholly owned subsidiary, Pioneer Forest, Inc., closed the sale of its Russian timber business for an aggregate purchase price of $7.55 million, $5.55 million of which was paid in cash at the closing and $2 million is payable by a 12-month promissory note. Some or all of the net proceeds from this transaction may be included in future distributions of the net proceeds of liquidation transactions at the discretion of Harbor Global’s Board of Directors. As described above, in accordance with the administration and liquidation agreement, a portion of the net proceeds so allocated for distribution would be payable to Calypso Management.

In addition to the foregoing, Harbor Global’s assets at the time of the Spin-off included the proceeds payable in the sale by Pioneer Group of gold mining operations in Ghana to Ashanti Goldfields Teberebie Limited, and under the administration and liquidation agreement, Calypso Management is entitled to receive 5% of the net proceeds received in the Ashanti transaction if such net proceeds are ultimately distributed to Harbor Global shareholders. As consideration for this purchase, Ashanti paid to Pioglobal Goldfields II, a subsidiary of Harbor Global, a base purchase price of $18.8 million, $5 million of which was paid in cash and $13.8 million of which was paid by the issue of a five-year promissory note. Ashanti also agreed to make additional payments of up to $5 million contingent upon the market price of gold and the productivity of the Ghanaian gold mine. Under the distribution agreement entered into with Pioneer Group in connection with the Spin-off, Harbor Global is required to pay to Pioneer Group, promptly after June 19, 2005, the lesser of (i) $5 million or (ii) the amount of proceeds received from Ashanti for purchase of the Ghanaian gold mining operations less any indemnification claims paid to Ashanti. The net proceeds from the Ashanti transaction received to date by Harbor Global are approximately $5 million.

The administration and liquidation agreement has a term ending upon the liquidation of Harbor Global, but may be terminated by either Calypso Management or Harbor Global upon 120 days prior written notice to the other following October 24, 2002. However, if Harbor Global elects to terminate the administration and liquidation agreement in accordance with the preceding sentence, and Mr. Kasnet has committed on or prior to October 24, 2002, in a manner reasonably satisfactory to the Harbor Global Board of Directors, to continue his employment with Harbor Global pursuant to the administration and liquidation agreement and with Calypso Management pursuant to his employment agreement (which is described below) for an additional minimum period of one year, or a longer period as determined by Mr. Kasnet and the Harbor Global Board of Directors, Harbor Global may not terminate the administration and liquidation agreement.

Harbor Global may at any time terminate the administration and liquidation agreement in the event of:

•	Mr. Kasnet’s death or disability or other termination of his employment with Calypso Management;

•	an uncured failure by Calypso Management to follow a reasonable direction of the Harbor Global Board of Directors;

•	an uncured material breach by Mr. Kasnet of his employment agreement with Calypso Management; or

•	an act by Calypso Management in connection with its services to Harbor Global constituting bad faith, fraud or willful misconduct.

Under the terms of the administration and liquidation agreement, Calypso Management is not entitled to receive any portion of the net proceeds of the liquidation of assets that are distributed to Harbor Global shareholders after the agreement’s termination. In addition, if the administration and liquidation agreement is terminated prior to October 24, 2002, other than on account of Mr. Kasnet’s death or disability, Calypso Management will not be entitled to receive its deferred allocation of any net proceeds distributed prior to termination. However, if such termination was on account of Mr. Kasnet’s death or disability, Calypso Management will remain entitled to receive its deferred allocation of any net proceeds distributed prior to such event.

Under the administration and liquidation agreement Harbor Global is also obligated to pay a $1.8 million signing and retention bonus to Mr. Kasnet following October 24, 2002 if Mr. Kasnet has not:

•	voluntarily terminated his employment with either Harbor Global or Calypso Management;

•	committed an act, in connection with the performance of his services with Calypso Management or Harbor Global, constituting bad faith, fraud or willful misconduct;

•	willfully failed to carry out a vote of Harbor Global’s Board of Directors which results in material economic harm to Harbor Global; or

•	become disabled.

Mr. Kasnet’s $1.8 million signing and retention bonus is held by Harbor Global in an escrow account and is payable to Mr. Kasnet in accordance with the escrow agreement. Through October 24, 2002, Calypso Management also is providing Mr. Kasnet with life insurance in the amount of $1.8 million. Harbor Global is reimbursing Calypso Management for the cost of this insurance.

Mr. Kasnet and Mr. Hunter each entered into employment agreements with Calypso Management as of August 8, 2000. The employment agreements provide for salaries and bonuses as described above. Mr. Kasnet’s employment agreement has a term ending upon the liquidation of Harbor Global, but may be terminated by Mr. Kasnet upon 120 days prior written notice to Calypso Management and Harbor Global following October 24, 2002. The employment agreement provides that Mr. Kasnet will be entitled to receive 50% of the amounts paid by Harbor Global to Calypso Management from the liquidation of Harbor Global’s assets. If Mr. Kasnet is paid the $1.8 million signing and retention bonus as described above, his allocation percentage will be reduced to  33 1/3% of amounts paid by Harbor Global to Calypso Management with respect to distributions by Harbor Global of aggregate net proceeds of more than $36 million and less than $108 million. Calypso Management, at the direction of the Harbor Global Board of Directors, may terminate Mr. Kasnet’s employment in the event he:

•	materially breaches the employment agreement or the administration and liquidation agreement;

•	is convicted of a felony;

•	fails to follow a reasonable direction of the Harbor Global board of directors; or

•	becomes disabled.

Mr. Hunter’s employment agreement provides that Mr. Hunter’s employment with Calypso Management is at will, subject to termination by either Calypso Management or Mr. Hunter upon 60 days prior written notice. If Calypso Management terminates Mr. Hunter’s employment, other than for cause, prior to October 24, 2002, Calypso Management is obligated to pay Mr. Hunter $300,000. The employment agreement also provides that, during his employment, Mr. Hunter is entitled to receive 30% of the amounts paid by Harbor Global to Calypso

Management from the liquidation of Harbor Global’s assets. If Mr. Hunter remains employed by Calypso Management on October 24, 2002, Calypso Management is obligated to pay Mr. Hunter a retention payment of $300,000, which amount will be reduced dollar for dollar by any deferred amounts payable to him on that date from the liquidation of Harbor Global’s assets.

Mr. Cogan is Chairman of the Board and a Director of Pioneer Investment Management USA Inc., formerly known as Pioneer Group. As described above, under the terms of the distribution agreement executed in connection with the Spin-off, Harbor Global has agreed that, promptly after June 19, 2005, Harbor Global will pay Pioneer Group the lesser of $5 million or the actual proceeds received by Pioglobal Goldfields II from the sale of the Ghanaian gold mining operations to Ashanti less any indemnification claims paid to Ashanti. In addition, under the terms of the distribution agreement, Harbor Global is obligated to indemnify Pioneer Group and its subsidiaries, and their directors, officers, agents and employees, from and against any and all costs and expenses relating to or arising from the business, operations, assets, or liabilities of Harbor Global or any breach by Harbor Global of the distribution agreement. Harbor Global has also agreed to indemnify Pioneer Group for tax liabilities relating to the Harbor Global business under the tax separation agreement between Harbor Global and Pioneer Group executed in connection with the Spin-off. In addition, Mr. Cogan is Of Counsel to Hale and Dorr LLP. Harbor Global obtains and pays for legal services from Hale and Dorr LLP. In 2001, Harbor Global paid Hale and Dorr LLP approximately $68,000 for legal services.

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

The following graph compares, on a cumulative basis, the percentage change in the total shareholder return on (i) the Common Shares, (ii) the NASDAQ Composite Index, and (iii) the Wilshire Micro Cap Index.

The Company does not believe it can reasonably identify a peer group to which the total shareholder return on its Common Stock can be compared because of the unique nature of its business. The Company is a limited duration company seeking to liquidate its assets in a timely fashion on economically advantageous terms prior to October 24, 2005, the fifth anniversary of the Spin-off. Therefore, in the following graph, the Company has compared the total shareholder return on its Common Stock to the total shareholder return on the Wilshire Micro Cap Index, an index consisting of issuers with market capitalization similar to that of Harbor Global.

The graph assumes the investment of $100 in our Common Shares and in each index on August 28, 2000, the effective date of the Company’s Registration Statement on Form 10 filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, and the reinvestment of dividends. The share price performance on the following graph is not necessarily indicative of future performance.

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act or the Securities Exchange Act that might incorporate this document or future filings with the Securities and Exchange Commission, in whole or in part, the Shareholder Return Performance Presentation shall not be deemed to be incorporated by reference into any such filing.

OTHER MATTERS

The Board of Directors knows of no other items of business to be brought before the Annual Meeting other than as set forth above. If any other items of business should properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote such proxies in accordance with their best judgment with regard to any such items. Discretionary authority for them to do so is contained in the enclosed proxy card.

SHAREHOLDER PROPOSALS

Under the rules and regulations of the Securities and Exchange Commission, shareholder proposals intended to be presented in the Company’s proxy statement and form of proxy for the 2003 annual meeting of shareholders, in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (“Rule 14a-8”), must be received at the principal executive offices of the Company no later than May 22, 2003 in order to be considered for inclusion in the Company’s proxy statement and form of proxy for that meeting.

In accordance with our Bye-Laws, proposals of shareholders intended for presentation at the 2003 annual general meeting of shareholders (but not intended to be included in our proxy statement for the meeting) may be made only by a shareholder of record who has given notice of the proposal to the Secretary of the Company at its principal executive offices no earlier than July 24, 2003 and no later than August 23, 2003. The notice must contain certain information as specified in our By-Laws. Any such proposal received after August 23, 2003 will not be considered “timely” under the federal proxy rules for purposes of determining whether the Company may use discretionary authority to vote on such proposal.

ANNUAL REPORT AND FORM 10-K

The Company distributed, prior to this proxy statement, to all of its shareholders of record as of December 31, 2001 a copy of its Annual Report to Shareholders for the fiscal year ended December 31, 2001. The Annual Report to Shareholders contains a copy of the Company’s Annual Report on Form 10-K (excluding exhibits) for the fiscal year ended December 31, 2001 filed with the Securities and Exchange Commission which includes the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2001.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 filed with the Securities and Exchange Commission is available without charge upon written request by any shareholder to Harbor Global, One Faneuil Hall Marketplace, Boston, MA 02109, Attention: Catherine Mannick.

[HARBOR GLOBAL COMPANY LTD]

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

IF YOU SIGN, DATE AND MAIL YOUR PROXY WITHOUT INDICATING HOW YOU WANT TO VOTE, YOUR PROXY WILL BE COUNTED AS A VOTE “FOR” THE MATTERS STATED. IF YOU FAIL TO RETURN YOUR PROXY, YOUR PROXY WILL NOT BE COUNTED. EACH SHAREHOLDER IS URGED TO SUBMIT A SIGNED AND DATED PROXY.

The undersigned hereby appoints Stephen G. Kasnet and Donald H. Hunter, and each of them, as proxies, with full power of substitution in each, to vote and act with respect to all common shares, par value $.0025 per share, of Harbor Global Company Ltd. (the “Company”) with respect to which the undersigned is entitled to vote or act, at the Annual General Meeting of Shareholders (the “Annual Meeting”) of the Company to be held on Tuesday, October 22, 2002, at 11:00 a.m., Bermuda time, at Conyers, Dill & Pearman, Richmond House – Conference Suites – 2nd floor, 12 Par-la-Ville Road, Hamilton HM 08, Bermuda, and any
adjournment(s) thereof, on all matters set forth in the Notice of Annual General Meeting and Proxy Statement, dated September 19, 2002, receipt of which is hereby acknowledged by the undersigned, as follows, and in their discretion, the aforesaid proxies, and each or either of them, or their duly appointed substitute(s), are authorized to vote upon any such other business as may properly come before the Annual Meeting or any adjournment(s) thereof and matters incident to the conduct of the Annual Meeting or any adjournment(s) thereof.

IMPORTANT

Please mark this proxy, date it, sign it exactly as your name(s) appear(s) and return it in the enclosed postage paid envelope. Joint owners should each sign personally. Trustees and others signing in a representative or fiduciary capacity should indicate their full titles in such capacity. If you are an authorized officer of company or corporation, you should state your title. If the organizational documents of your company or corporation require it, this proxy should be executed under seal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING ITEM:

1.	To appoint Deloitte & Touche LLP as independent auditor for the Company for the fiscal year ending December 31, 2002 at a fee to be agreed to by the Company’s Audit Committee.

Please clearly mark only one box for this item as shown by this example: ☒

☐ FOR ☐ AGAINST ☐ ABSTAIN

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ABOVE. IF NO DIRECTION IS MADE WITH RESPECT TO A PROPOSAL, THIS PROXY WILL BE VOTED WITH RESPECT TO SUCH PROPOSAL AS THE BOARD OF DIRECTORS RECOMMENDS, AND IN THE DISCRETION OF THE AFORESAID PROXIES, OR THEIR DULY APPOINTED SUBSTITUTE(S) OF SUCH PROXIES, UPON ANY ADJOURNMENT(S) OF THE ANNUAL MEETING AND UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT(S) THEREOF AND MATTERS INCIDENT TO THE CONDUCT OF THE ANNUAL MEETING OR ANY ADJOURNMENT(S) THEREOF. THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED.

Dated:                                         , 2002

Signature(s)

Name:

Title: